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                                                                     EXHIBIT 4.4

                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") dated as of the 21st day of April 2003, between Harken Energy Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company (successor to Mellon Investor Services LLC, a New Jersey limited liability company (formerly known as ChaseMellon Shareholder Services L.L.C.)), as Rights Agent (the "Rights Agent").

                                    RECITALS

         1. The Company and the Rights Agent have previously entered into that certain Rights Agreement, dated as of April 6, 1998 (the "Agreement").

         2. Section 27 (Supplements and Amendments) of the Agreement provides, in part, that, as long as the Rights are redeemable, the Agreement may be supplemented or amended without the approval of any holders of Rights.

         3. The Company desires to amend the Agreement to reduce the capital and surplus requirement of a successor Rights Agent.

                                    AGREEMENT

         Section 1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

         Amended Definition. Pursuant to Section 27 of the Agreement (Supplements and Amendments), the undersigned wish to amend Section 1(k) of the Agreement (Certain Definitions -- Exempt Person) by deleting the existing
Section 1(k) in its entirety and replacing it with a new Section 1(k) to read as follows:

         "(k) "Exempt Person" shall mean (i) the Company or any Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, (ii) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of either of (A) the Company's 5% Convertible Notes due 2003, or (B) the Company's 5% Senior Convertible Notes due 2003, or acquisition from the Company of the Company's securities, including, but not limited to securities convertible into Common Stock, and any shares of Common Stock issued by the Company to such Person upon conversion, exchange or redemption thereof, in exchange for the Company's 5% Convertible Notes due 2003 and/or 5% Senior Convertible Notes held by such Person or both, unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become the Beneficial Owner of additional shares of Common Stock

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constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such exchange, conversion or redemption, (iii) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's acquisition from the Company (A) of rights to subscribe for and purchase Common Stock pursuant to an offering of such rights which is described in the Company's registration statement to be filed with the Securities and Exchange Commission in September 2002 (the "Rights Offering"), and any shares of Common Stock issued to such Person upon exercise of such rights and (B) of Common Stock pursuant to the Standby Purchase Agreement to be entered into between Lyford Investments Enterprises Ltd. and the Company (the "Standby Purchase Agreement"), unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become a Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such Rights Offering or the Standby Purchase Agreement, except that Lyford Investments Enterprises shall also be an Exempt Person as a result of its becoming the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock in connection with such Person's acquisition on April , 2003, of the Company's 5% Senior Convertible Notes due May 26, 2003, or in connection with such Person's acquisition of Common Stock upon the redemption or conversion of such Notes into shares of Common Stock pursuant to the terms of the such Notes;
(iv) any Person who or which is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding as the result of such Person's Beneficial Ownership of the Company's Series G1 Convertible Preferred Stock or Series G2 Convertible Preferred Stock, or acquisition from the Company of the Company's securities, including, but not limited to securities convertible into Common Stock, and any shares of Common Stock issued by the Company to such Person upon conversion, exchange or redemption thereof, in exchange for the Company's Series G1 Convertible Preferred Stock or Series G2 Convertible Preferred Stock held by such Person or both, unless and until such Person, while a Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, shall become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to such exchange, conversion or redemption."

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 4. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                    * * * * *

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Rights Agreement to be duly executed as of the day and year first above written.

                                       HARKEN ENERGY CORPORATION

                                       By: /s/ Anna M. Williams

                                           -------------------------------------
                                           Anna M. Williams,
                                           Executive Vice President-Finance and
                                           Chief Financial Officer


                                       AMERICAN STOCK TRANSFER AND TRUST
                                       COMPANY, as Rights Agent

                                       By: /s/ Cynthia Trotman-Inniss
                                           -------------------------------------
                                           Name:  Cynthia Trotman-Inniss
                                                  ------------------------------
                                           Title: Manager  Reorg  - V.P.
                                                  ------------------------------